CORPORATE REORGANIZATION AGREEMENT

Powell Capital Corporation
IMAGENeT SYSTEMS, Inc.

          AGREEMENT entered into this 30th day of June, 1987, between IMAGENeT SYSTEMS, Inc., a Florida corporation, hereinafter called ISI, and POWELL CAPITAL CORPORATION, a Colorado corporation, hereinafter called POWELL, and Perry Douglas West and Jon Brooker, being all of shareholders of ISI, hereinafter referred to as Shareholders.

          Whereas POWELL desires to acquire all of the issued and outstanding shares of Common Stock of ISI in exchange for an aggregate of 20,000,000 shares of the Common Stock of POWELL, said exchange to be tax free under Sec. 368(b) of the Internal Revenue Code; and

          Whereas this agreement and its performance by ISI have been authorized, approved, and found advisable by the Board of Directors and shareholders of ISI; and

          Whereas the Board of Directors of ISI as part of its approval of and subject to the same conditions as apply to this agreement, as set forth below, has approved a Plan of Complete Liquidation and Dissolution of ISI pursuant to which the shares of POWELL common stock received by ISI will be distributed by ISI ratably to its shareholders in exchange for all its issued and outstanding stock (consisting of common stock); and [This paragraph omitted by delineation.]

          Whereas this agreement and its performance by POWELL have been authorized and approved by the Board of Directors of POWELL; and

          Whereas each of the Shareholders, as an inducement to

and in consideration of POWELL entering into this agreement, is willing to warrant to POWELL as hereinafter set forth:

          Now, therefore, it is agreed:

          1.     Conditions to this agreement. This agreement and all undertakings herein and the performance thereof by the parties hereto are all conditioned upon the existence or happening of the following events at or within the respective times specified below with respect thereto, namely:

         (a)       Approval by shareholders. The authorization and approval prior to the time of closing by the unanimous vote of ISI's shareholders of this agreement and of its execution and performance by ISI.

         (b)       No material damage or destruction of property. No damage to or destruction of the property or assets of ISI by fire, flood, tornado, explosion, or other casualty shall have occurred between June 8, 1987, and the time of closing which reduces the net book value at the date of such casualty of the property or assets of ISI by more than $100,000, after first applying, in reduction thereof, the proceeds of all insurance or other sums recoverable by ISI by reason of such occurrence; and no suit, action, or claim shall have been instituted, taken, or presented in such period which results or reasonably may result in a material loss to or disruption of ISI's business.

POWELL may in writing waive noncompliance with the requirements of subparagraph (b) above, in whole or in part, at or prior to the time of closing.

          2.       Transfer of shares. POWELL and the Shareholders agree that the 1,000,000 shares of outstanding stock in ISI shall be exchanged with POWELL for 20,000,000 shares of POWELL. The following shares of POWELL will on the closing date as hereinafter defined, be delivered to the individual Shareholders in exchange for their ISI shares as hereinafter set forth:

Stockholders ---------------------	No. of Shares of ISI ----------------------	No. of Powell Shares to be Issued --------------------------------
Perry Douglas West Jon D. Brooker	800,000 200,000	16,000,000 4,000,000

          3.       Time and place of closing. The time of closing referred to in this agreement shall be June 30, 1987, 8:30 a.m., Rocky Mountain Time, or such other time as may be agreed to in writing by ISI and POWELL. The place of closing shall be Denver, Colorado.

          4.       Opinion of transferee's counsel. POWELL shall furnish ISI at the time and place of closing the opinion of POWELL's counsel (a) that POWELL is duly organized, existing, and in good standing under the laws of Colorado; (b) that the shares of POWELL common stock which are to be transferred and delivered by POWELL to the shareholders of ISI in exchange for all the outstanding shares of ISI common stock will constitute duly authorized, issued, and outstanding fully paid and nonassessable shares of the common stock of POWELL, and that good title to such shares will be, upon the receipt by POWELL of the shares of ISI and the delivery in exchange therefor of such shares of common stock of POWELL, transferred by POWELL to ISI; (c) that between December 22, 1986 and the time of closing POWELL has not authorized, declared, paid, or effected any stock dividend or split-up of shares of its common stock or any issuance, pro rata, to its common shareholders, of option or rights to subscribe to shares of its common stock, or any extraordinary cash dividend upon its shares of common stock.

          5.       Opinion of counsel for transferor. ISI shall furnish POWELL at the time and place of closing the opinion of ISI's counsel (a) that this agreement has been properly authorized, executed, and delivered by ISI, and its performance by ISI has been properly authorized and approved; and that this agreement constitutes the legally valid and enforceable obligation and undertaking of ISI in accordance with its terms and provisions, subject to the satisfaction of the conditions set forth in paragraph 1, above; (b) that neither this agreement, nor the transfer and delivery as herein agreed, of shares of POWELL common stock to the shareholders of ISI requires any qualification or authorization under the laws of Florida applicable to the issuance or sale of stock or other securities in the State of Florida; and (c) that all the shares of ISI common stock to be transferred upon receipt by shareholders of ISI of the shares of POWELL and delivery thereof and exchange therefore, constitute duly authorized issued and outstanding fully paid and non assessible shares of common stock of ISI.

          6.       Additional agreements of POWELL and ISI. ISI hereby further agrees with POWELL:

          (a)       That prior to the time of closing ISI will not have changed its name and neither ISI nor any of the Shareholders will have given permission to any corporation, firm, or organization engaged in the production, distribution, or marketing of computer products to use the name "ISI" alone or in combination with any other word or words.

          (b)       That after the execution of this agreement and prior to the time of closing the officers and directors of ISI will consult with and give consideration to the advice of any officer or officers of POWELL, or any of its representatives designated from time to time by POWELL for such purpose, with respect to the operations and proposed transactions of ISI; and that any of ISI records and assets may be checked or inspected by representatives of POWELL at any time or from time to time during business hours, and that ISI will make the same reasonably available for such purpose.

          (c)       That from the time of the execution of this agreement until the time of closing, ISI will maintain its usual insurance coverage in reasonably adequate amounts against damage and destruction of its properties and assets and covering its liabilities to others.

          (d)       That after the time of closing ISI will file and prosecute such claims or suits for the refund of taxes, and make or file and prosecute such other claims or suits, in each case, for the recovery or collection of any sums which may or could be due it, in its name or otherwise, as POWELL may request, or POWELL may file, present, or prosecute any such claims or suits in the name of "ISI," or otherwise, but in each case all for the benefit of POWELL, to which all amounts recovered thereby shall be remitted; and POWELL shall hold ISI harmless of and from all costs, expenses, and liabilities of or resulting from any such claims or suits or the making, filing, or prosecution thereof.

          (e)       That shareholders of ISI are not acquiring the shares of common stock of POWELL which are to be transferred and delivered in exchange for their shares, as hereinabove provided, for the purpose of resale, and acknowledge that such shares are unregistered and subject to restrictions on transfer.

     7.       Warranties of POWELL, ISI and Shareholders. POWELL and the ISI Shareholders hereby jointly and severally warrant to each other as follows:

          (a)       That on September 30, 1986, there existed no liabilities or commitments of ISI or POWELL, contingent or absolute, matured or unmatured, except (1) those as to which the full amount is included or provided for as liabilities in ISI's balance sheet as of that date, and except (2) those incurred by ISI or POWELL, in the regular course of business, after such date, and except (3) other liabilities or commitments the aggregate amount of which does not exceed by more than $50,000 the aggregate amount of insurance proceeds recoverable by ISI or POWELL on account of or applicable to the satisfaction of such liabilities and commitments, if any.

          (b)       That between June 8, 1987 and the time of closing hereunder (1) all actions and transactions by or on behalf of ISI and POWELL will have been in the regular course of business and in normal amounts, except the execution of this agreement and any acts or transactions herein agreed to or contemplated; (2) no dividends or other distributions or loans upon any shares of stock of ISI or POWELL will have been made, declared, or paid; (3) ISI and POWELL will have continued in force and effect all insurance of the character and in the amounts theretofore carried by it; (4) no legal fees and no other fees, commissions, compensation, or expenses will have been incurred or paid by ISI or POWELL for or with respect to this agreement, its negotiation or consummation, other than legal fees in a reasonable amount for the time expended in connection therewith, the cost, not exceeding $10,000, of title searches, opinions, and guarantee policies with respect to the title of ISI and POWELL to the real estate owned by ISI and the cost of preparing and reviewing this Agreement and closing this transaction.

                     (c)       That (1) between June 8, 1987, and the

time of closing there will have been no increase in the salaries, compensation, bonuses, or wages or benefits paid or agreed to be paid to any officer or director of ISI or POWELL; and (2) between June 8, 1987, and the time of closing there will have been no increase in the salary, compensation, bonus, wages, or benefits paid or agreed to be paid to any employee who is not an officer and director and whose rate of aggregate compensation or benefits is or is thereby increased to more than $10,000 a year.

          (d)       That at the time of closing (1) ISI and POWELL will not be in default on or under any indebtedness, lease, franchise, or contract; (2) all income tax and other governmental returns and reports required of ISI and POWELL will have been duly and timely filed and ISI will have given no waivers or extensions of any statute of limitations with respect to any income or other taxes other than waivers or extensions consented to in advance by POWELL; (3) there will exist no contract or order for the purchase of merchandise or services except those made or placed in the regular course of business.

          (e)       POWELL has as of the time of closing at least $160,000.00 in cash and secured liquid assets.

     8.       Agreements of shareholders and POWELL. Each of the Shareholders for himself, his successors, personal representatives, and assigns, does hereby agree with POWELL as follows:

          (a)       To use his best efforts to bring about the satisfaction of the conditions to this agreement set forth in subparagraph (a) of paragraph 1, above.

          (b)       That the warranties above set forth shall survive the closing hereinunder, and shall be binding upon the Shareholders and their respective personal representatives, heirs, legatees, and successors.

     9.       Successors. This agreement shall be binding upon and inure to the benefit of the respective parties hereto, their heirs, representatives, successors, and assigns, provided, however, that neither this agreement nor its rights hereunder may be assigned by POWELL or by ISI.

     10.      Counterparts. This agreement may be executed in several counterparts, which, taken together, shall constitute one document, which shall become binding when:

          (a)       Counterparts, which in total contain signatures of ISI and of each Shareholder, have been delivered to POWELL, and

          (b)       One counterpart signed by POWELL has been delivered to and signed by ISI.

     In witness whereof the parties hereto have hereunto set their respective hands and seals or have caused these presents to be executed in their respective names and their respective corporate seals to be hereunto affixed and attested by their respective officers thereunto duly authorized, the day and year first hereinabove written.

POWELL CAPITAL CORPORATION

by	/s/ Gary Held -------------------------------------------------- President

ISI, INC.

by	/s/ J.D. Brooker -------------------------------------------------- President
/s/ J.D. Brooker --------------------------------------------------
/s/ Perry West --------------------------------------------------